Exhibit 99.1

THOMAS PROPERTIES GROUP ACQUIRES HOUSTON’S PREMIER OFFICE CAMPUS

Company adds 1.5 million square feet of premium space to its Houston portfolio

HOUSTON, June 7, 2006 – Thomas Properties Group, Inc. (Nasdaq: TPGI), through its joint venture with the California State Teachers’ Retirement System, TPG/CalSTRS, LLC, has entered into a $295 million definitive agreement with BMC Software, Inc. to acquire its four-building, 1.5-million-square-foot campus and 24 acres of adjacent developable land.

The properties are all strategically located in the Westchase District of Houston and within the same CityWest development as Thomas Properties’ 25-story office tower located at 2500 CityWest Boulevard. Upon the closing of this transaction, expected to occur in June 2006, Thomas Properties Group will own interests in and/or manage a portfolio of approximately 12 million square feet of commercial real estate in the United States, including approximately 4 million square feet in the Houston market.

BMC Software, a leading provider of enterprise management software solutions, will maintain its corporate headquarters location at the campus by entering into a 15-year lease covering 621,500 square feet, representing 42% of the overall campus space. In aggregate, the campus will be 78% leased at closing.

The purchase price, including estimated closing costs, will be funded with $203.4 million of first mortgage financing proceeds and approximately $96.6 million of equity of which Thomas Properties will fund $24.2 million (25%) and CalSTRS will fund $72.4 million (75%).

“The BMC campus is an innovative, master-planned Class A office environment that offers not only a superior location but an unusually broad spectrum of amenities including indoor and outdoor recreation facilities, restaurants and services. Located in the preferred Westchase District, the BMC campus sits in the heart of one of the most desirable office submarkets in Houston, with a current Class A vacancy rate of just 7.7%,” said James A. Thomas, Chairman and CEO, Thomas Properties Group. “With this acquisition we have consolidated our position in this area at a time when the office market is showing steady, sustainable growth.”

Winner of the 2004 BOMA Office Building of the Year Award and designed by two world-renowned architectural design firms — Keating Mann Jerrigan Rottet and Daniel Mann Johnson & Mendenhall — the BMC campus was developed in phases between 1993 and 2001. The four office buildings within the campus range from 6 stories to 21 stories. Located at 2101 CityWest Boulevard, the campus is just 12 miles west of downtown, providing convenient access to the region’s popular residential areas, Houston’s major transportation corridors including the Sam Houston Tollway, Interstate 10 and US Highway 59, and both the George Bush Intercontinental and William P. Hobby airports.

“Businesses of all types are attracted to the campus as it not only offers efficient building designs and systems, but also a host of exclusive and unique amenities and services that many companies recognize as important to employee productivity and retention,” noted Todd Merkle, Vice President, Thomas Properties Group.

An exceptional environment has been created through a comprehensive outdoor design plan. The exquisite 35.3-acre campus has received national recognition for its landscaping features that include extensive flower gardens, pine groves, and sunken meeting areas along with numerous water features such as Japanese slit pools and a mist fountain. In addition, employees can take advantage of the many recreation options that include a Bermuda athletic field and jogging track, indoor basketball court, putting green, volleyball court, bocce ball court and horseshoe pits.

The Houston alliance between Thomas Properties and Colvill Office Properties will oversee leasing and marketing of the property and Thomas Properties will provide property management services. “With an ideal location and unsurpassed quality and amenities, the BMC campus is the preferred business location in Houston. We expect to see strong tenant interest in the available space,” Chip Colvill said.

Thomas added: “This transaction demonstrates our acquisitions strategy of expanding in solid markets we know, by acquiring properties where we can add value. With this transaction, we will have exceeded our short-term acquisitions objectives and are continuing to create value for our shareholders and investment partners through investment in high-quality well-positioned properties.”

Cushman & Wakefield of Texas, Inc. represented BMC Software on this transaction.

About Thomas Properties Group

Thomas Properties Group, Inc., based in Los Angeles, is a full-service real estate company that owns, acquires, develops and manages office, retail and multi-family properties throughout the United States. The company has four primary areas of focus: property operations, property acquisitions, property development and redevelopment, and investment management. The company seeks to capitalize on opportunities for above-average risk-adjusted investment returns from real estate ownership, while managing the volatility associated with the real estate industry through joint-venture ownership structures. For more information on Thomas Properties Group, Inc., visit www.tpgre.com.

Forward Looking Statements

Statements made in this press release that are not historical may contain forward-looking statements. Although TPGI believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, these statements are subject to numerous risks and uncertainties. Factors that could cause actual results to differ materially from TPGI’s expectations include actual and perceived trends in various national and economic conditions that affect global and regional markets for commercial real estate services, including interest rates, the availability of credit to finance commercial real estate transactions, and the impact of tax laws affecting real estate. For a discussion of some of the factors that may cause our results to differ from management’s expectations, see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors That May Influence Future Results of Operations” in our 10-K for the year ended December 31, 2005, and contained in our reports on Form 10-Q for fiscal quarters during 2006, which have been filed with the SEC. TPGI disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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